Exhibit 10.9

Memorandum of Understanding

Dated: November 21, 2007

Journey of Light, Inc.

BankMuscat S.A.O.G.

Memorandum of Understanding

Contents

1	Definitions and interpretation	1
2	Scope of this MoU	3
3	Term	6
4	Exclusivity	7
5	No partnership or agency	7
6	Changing this MoU	7
7	Termination	7
8	Remedies and waivers	8
9	Confidentiality	8
10	Invalidity	9
11	Third party rights	9
12	Restrictions on transfer	10
13	Notices	10
14	Governing law	10
15	Jurisdiction	11
16	Publicity	11
17	Execution of different copies	11

Memorandum of Understanding

Dated 21 November 2007

Between

(1)	Journey of Light, Inc., a wholly owned subsidiary of New York based Omagine Inc. and having its registered office at 350 Fifth Avenue, New York, NY 10118, USA, ("JOL"); and

(2)	BankMuscat S.A.O.G., a company incorporated under the law of the Sultanate of Oman and having its registered office at P.O. Box 134, P.C. 112, Ruwi, Sultanate of Oman ("BankMuscat" or the "Bank").

Recitals

A
JOL wishes to develop an integrated tourism project in Oman ("Omagine" or the "Protect") and is planning to set up an Omani company, Omagine S.A.O.C., to develop the Project (the "Developer" or the "Project Companyl. The construction cost of the Project is estimated at USD 1.6 billion:

B
The Government of Oman has approved the development of the Project and the development agreement ("Development Agreement") is expected to be signed by the end of calendar year 2007, The Government of Oman, pursuant to the Development Agreement, shall grant 8 usufruct right over a one million square meter area of land for 50 years in accordance with the Usufruct Agreement for the development of the Project;

C
JOL has conceptualised the Project and is evaluating the option of institutional investors and other potential Omani and non-Omani equity or debt investors CPinancial Investors") to participate in the Project Company subsequent to the signing of the Development Agreement;

D
JOL is at an advanced stage of associating with Consolidated Contractors Company Oman LLC andior its parent company Consolidated Contractors International Company S.A.L. (collectively, "CCC") for joint implementation of the Project CCC is expected to subscribe to 12% of the fully paid up equity capital of the Project Company;

E
JOL is at an advanced stage of associating with MB Holding Company LLC, an Omani limited liability company ("MB") for joint implementation of the Project. MB is expected to subscribe to between 20% to 25% of the fully paid up equity capital of the Project Company;

F
BankMuscat SAOG (the 'Bank"), being Ile largest financial institution in Oman and a dominant player in the investment-banking segment, has established a real estate fund the "OITPF Fund") for investment in projects such as Omagine and wishes (i) to use its project finance expertise to explore and participate as a Financial Investor in the Project. and (ii) be appointed as the financial advisor to the Project Company ("Financial Advisor").

G	The Parties wish to co-operate and participate in the Project subject to the terms set out in this MoU.

The Parties agree:

1            Definitions and interpretation

1.1         Definitions

In this MoU, including the recitals above, the following definitions apply.

Memorandum of Understanding

Confidential Information means all information a Party obtains as a result of entering or performing this MoU which relates to any of these:

(a)	the negotiations leading up to, or the provisions or subject matter of, this MoU or any ancillary matter;

(b)	the Project;

(c)	the other Party's business, customers, financial or other affairs.

Agreement means the agreement to be entered into in respect of the Project by the Government of Oman and the Founder Shareholders on behalf of the Project Company detailing the development of the Project and setting out amongst other things the master plan for development, the minimum build obligations and the respective responsibilities of the Founder Shareholders, the Project Company and the Government of Oman in the development of the Project.

Effective Date shall have the meaning given in Clause 3.1. Founder Shareholders means collectively JOL, CCC and MB.

Financial Advisory Agreement means the definitive agreement executed by the Bank and the Project Company subsequent to the signing of the Development Agreement whereby the Project Company, among other things, appoints the Bank as its Financial Advisor as per the terms detailed in the Schedule enclosed hereto.

Financial Close means the date on which the lenders to the Project give notice to the Project Company that the conditions precedent to draw down of the ,oar facility relating to the Project have been satisfied or waived.

Financial Investors means investors that may contribute to the equity capital of the Project Company subsequent to the signing of the Development Agreement subject to acceptance by the Project Company

Land means an area of land of approximately one million square meters, identified  in the Development Agreement as the "Existing Land" and located at Seeb in the Sultanate of Oman in accordance with the terms of the Usufruct Agreement

MoU means this Memorandum of Understanding between the Parties in relation to the Project, including the Schedule hereto.

Nominee means a party associated with BankMuscat and nominated by BankMuscat to subscribe for equitylquasi equity in the Project Company.

Party means either JOL or the Bank and collectively JOL and the Bank are the "Parties" to this IVloLt.

Project means the development of the integrated tourism project-which is a tourism and residential real estate development project on the Land.

Project Company means the company to be formed by JOL . MB and CCC (and possibly Bank Muscat) in which Bank Muscat or its Nominee (and possibly third parties) intends to participate pursuant to this MoU for the development and financing of the Project.

Shareholders Agreement means an agreement entered into between the Founder Shareholders and tne Financial Investors detailing primarily the equity contributions by individual shareholders, the commercial understanding between the shareholders and an exit strategy for the Financial Investors,

Memorandum of Understanding

Usufruct Agreement means an agreement entered into between, the Founder Shareholders representing the Project Company and the Government of Oman detailing the conditions for grant of the Land to the Project Company pursuant to the Development Agreement and including details of the Land.

1.2          Interpretation

In this MoU the following interpretations apply.

1.2 1       Headings: Headings are for ease of reference only and to be ignored when interpreting this MoU

1.2.2       This Mot: References to this MoU are references to this MoU as varied or supplemented from time to time.

1.2.3       Clause, Schedule, Exhibit or recital: References to any Clause, Schedule, Exhibit or recital are to those contained in this MoU.

2              Scope of this MoU

2.1           The Parties agree to cooperate for the purposes of concluding and signing:

(a)	the Development Agreement; and thereafter

(b)	the Financial Advisory Agreement appointing the Bank as the Financial Adviser.

2.2           The Parties agree to

(a)
cooperate with each other to examine and consider carefully potential Financial Investors En the equity of the Project Company including, subsequent to the signing of the Development Agreement, the Bank or its Nominee; and

(b)	maintain maximum flexibility in order to attain a financial structure for the Project Company that optimises its shareholders' financial returns.

2.3           As per the terms of the Financial Advisory Agreement and applicable from the date of the Financial Advisory Agreement, the Parties agree to cooperate for the purposes of:

(a)	designing the optimum capital structure of the Project Company comprising of equity, Mezzanine Capital and Debt as those terms are hereinafter defined) for the Project Company:

(b)
having the Bank design, structure, negotiate and arrange for the placement of equity and Mezzanine Capital and Debt with Financial Investors and lenders and assistance in drafting the Shareholders Agreement;

(c)	negotiating and assisting in the execution of definitive agreements for arranging the required debt financing ("Debt") for the Project.

2.4           The Bank shall undertake the tasks detailed in the Schedule enclosed hereto as the Financial Adviser to the Project Company.

2.5           As per the terms of the Financial Advisory Agreement and applicable from the date of the Financial Advisory Agreement, the Bank and JOL agree to cooperate together to develop the Project as per the following terms:

(a)
At the time of the Financial Close, the equity stake held by JOL (the "JOL Equity %") when combined with the CCC Equity % and the MB Equity % shall not be less than 51% of the fully paid up equity capital of the Project Company and JOL shall be responsible for developing and managing the Project pursuant to the Development Agreement;

(b)
Upon formation, the Project Company shall have 1 million shares of capital stock, per value 1 Omani Rial (OMR 1) authorized (the "Shares") and 500,000 of such Shares issued and outstanding. It is the Founder Shareholders' present intention that:

(i)	CCC shall purchase and be issued 60,000 of such Shares for the amount of Omani Rials (the "CCC Equity Capital Contribution") specified in the agreement between JOL and CCC (the "CCC Agreement"), and

(ii)
MB shall purchase and be issued between 100,000 and 125,000 of such Shares for the amount of Omani Rials (the -MB Equity Capital Contribution") specified in the acreement between JOL and MB (the -MS Agreement"), and

(iii)
JOL shall purchase and be issued between 315,000 and 340:00 of such Shares (the "JOL Shares") for between 315,000 and 340,000 Omani Rials (the "JOL Equity Capital Contribution') pursuant to the CCC Agreement and the MB Agreement, And

(iv)
Notwithstanding the foregoing, the Parties hereby agree that the number of Shares to be issued to CCC and MB and the amounts of the CCC Capital Contribution and of the MB Capital Contribution shall be those numbers end amounts as definitively specified in the CCC Agreement and the MB Agreement as signed and executed by CCC. MB and JOL.

De:ermination of Required Capital and Remaining Equity

2.6
Subsequent to signing the Financial Advisory Agreement, the Bank and the Project Company shall agree or the total amount of equity capita/ required by the Project Company in order to attain the Financial Close (the "Required Capital"). The amount of Omani Rials arrived at by subtracting the sum of the CCC Equity Capital Contribution, the MB Equity Capital Contribution and the JOL Equity Capital Contribution from the Required Capital is hereby defined as the "Remaining Equity". The Bank and the Project Company shall agree on a valuation methodology, any quasi-equity instruments and Mezzanine Capital and then they shall agree upon the total amount of Shares necessary to be sold to Financial Investors (the "Private Placement Shares") in order to raise the Rernaming Equity.

Placement Agent

2.7
Pursuant to the requirements of Clause 4 hereof, the terms and conditions of the Financial Advisory Agreement and the exercise by the Bank of its best efforts, the Bank shall have the exclusive right to be the "Placement Agent" for the Private Placement Shares.

Five per cent Bank Option

2.8
As of the date hereof, the Parties do not know the amount, if any, of the Remaining Equity nor do they know the valuation" which will be assigned to the Remaining Equity and agreed by the Parties (the "Remaining Equity Valuation"), Notwithstanding the foregoing sentence and anything else to the contrary in this IVIoU, JOL hereby agrees that, and agrees to procure that the Project Company and the Founder Shareholders agree that, the Bank shall have the option (the "Bank Option") to purchase five percent (5%) of the Required Capital either by;

(a)
In the event that the Remaining Equity is determined to be nil: purchasing twenty-five thousand (25,000) shares from the Project Company at the price agreed with the shareholders in the Protect Company, or in the event that the shareholders and the Bank are unable to agree a price per share, the shares shall have the same value as those offered to MB, or

(b)
In, the event that the Remaining Equity is less than five per cent. (5%) of the Required Capital, purchasing twenty-five thousand (25,000) shares from the Project Company (whether through Private Placement Shares or through the reduction in shareholdings of the Founder Shareholders), at the Remaing Equity Value price per share;

(c)
In the event that the Remaining Equity is equal to or greater than five per cent. (5%) of the Required Capital. purchasing twenty-five thousand (25,000) Private Placement Shares at the Remaining Equity Value per share,

2.9
The Parties hereby agree (and JOL shall procure that the Project Company agrees) that the Bank Option (i) may only be exercised for the purchase of the flitl five percent (5%) of the Required Capital, and (ii) if not exercised on or before that date which is ten (10) business days prior to the Financial Close, the Bank Option will expire on such date and thereafter be of no further force or effect.

Private Placement Shares

2.10
JOL agrees that it shall sell to the Project Company (at a price of 1 Omani Rial (OMR 1) per JOL Share) that number of JOL Shares that is equal to the number of Private Placement Shares sold by the Project Company to Financial Investors via the Bank's Placement Agent activities.

Shareholders' Equity

2.11
CCC shall subscribe to approximately 12% of the fully paid up equity capital of the Project Company the (-CCC Equity %") and MB shall subscribe to approximately between 20% and 25% of the fully paid up equity capital of the Project Company (the "MBEquity %").

2.12
The Parties hereby agree that the Bank or its Nominee shall be entitled to subscribe for 5% of the Required Capital pursuant to the Bank Option and, subject to the Project Company's agreement, shall be entitled to subscribe for up to 100% of the Private Placement Shares at the Remaining Equity Valuation price per share, and it is the Bank's intention to subscribe to a minimum of 125,000 Private Placement Shares: if available. The Bank's or its Nominees' subscription to Private Placement Shares shall be subject to the fulfillment of the following conditions:

(a)	Complete due diligence by the Bank including financial. legal and technical aspects of the Project

(b)	Subject to the Bank's internal and statutory approvals.

(c)	Independent assessment by the Bank of the viability of the Project.

(d)	Subject to valuation by the Bank of the Project which valuation shall be acceptable to the Bank and the Project Company.

2.13
The Bank or Nominee may subscribe to quasi equity instruments of the Project Company ("Mezzarine Capital") subject to the conditions mentioned in clause 2.12 and the consent of the Project Company. Other Financial Investors may also subscribe to quasi equity instruments of the Project Company ("Meuanine Capital") subject to the consent of the Project Company.

General  provisions of the scope of the MOU

2.14	The Land valuation will be done by a reputed independent valuer to assess the Land value acceptable to both the Parties,

2.15	The Bank will be appointed as the exclusive Financial Adviser.

2.16
Subject to the Parties signing a definitive agreement (the "Financial Advisory Agreement") as soon as reasonably possible subsequent to the "Effective Date" (as that term is defined in the Development Agreement), the Bank shall, during the term of the Financial Advisory Agreement (the "Term"), perform the advisory tasks set out in the Schedule. In consideration for the performance of such advisory tasks, JOL snail procure that the Project Company pays the Bank the fee ("Fee') as referred to in the attached Schedule and as defined in the Financial Advisory Agreement.

2.17
The Bank shall have representation (either directly or through its nominee) on the board of directors of the Project Company proportionate to the equity shareholding of the Bank or Nominee, provided that the Bank shall have at least one (1) director of its choice on the board of directors of the Project Company.

2.18	Bank Muscat shalt be paid the Fee and expenses by the Project Company as per the schedule detailed In section II of the Schedule enclosed hereto ("Financial Advisory Expenses").

2.19
The Parties hereby agree that each Party shall be solely responsible for its own costs and expenses incurred as a result of this MoU (the "MoU Expenses"). "Development Expenses" are hereby defined as the sum of all ;,i) MoU Expenses, (ii) Financial Advisory Expenses incurred by both Parties plus (iii) the sum of all costs and expenses incurred by JOL and associated with the negotiation of the Development Agreement or the preparation, planning, design, re-design and promotion of the Omagine Project, incurred by a Party prior to the Financial Close. The Parties agree that the Development Expenses will be capitalized by the Project Company subsequert to an independent audit and to the agreement of the lenders providing the Debt financing and paid to the respective Parties at the Financial Close

2.20
JOL shall be eligible to earn a management fee equivalent to one-half of one percent (0.5%) of the construction costs ("Success Fee") as estimated and agreed by the Parties as at the Financial Close. Subject to the agreement of the lenders and pursuant to the Shareholder Agreement, the Success Fee shall be paid to JOL by the Project Company at the Financial Close

2.21
The Parties shalt ensure, and shall procure that the Project Company adopts international corporate governance standards in the development and management of the Project. In particular, ail contracts, including the construction contract with CCC and all other such related party transactions, to be entered into in respect of the Protect by the Project Company and shareholders/ their related entities shall be on an arm's-length basis as contemplated by the Development Agreement.

2.22	The Project Company shall have a professional management team to develop and implement the Project which shall be appointed by and be responsible to the board of directors.

3	Term

3.1	Duration

This MoU is effective from the date of this MoU (the Effective Date) and shall, unless terminated earlier in accordance with Clause 7 or extended in accordance with Clause 3.2 below, continue until the date falling one (1) year from the Effective Date

3.2	Extension by Agreement

The Parties, at any time before the expiry of this MoU may agree mutually in writing to extend the term of this fVloU.

4	Exclusivity

The Parties agree that they shall associate exclusively for the Project in accordance with this MoU; and in particular :his is meant to reflect the Parties agreement that (i) the Bank will be the exclusive Financial Advisor for the Project Company pursuant to the terms and conditions of the Financial Advisory Agreement, (ii) the Bank shall be the exclusive Placement Agent for the Private Placement Shares pursuant to the provisions of Clause 2/, and (iii) the Bank shall at all times, in its role as Financial Adviser to the Project, act in the best interests of the Project Company to the exclusion of all others. The Parties agree that the Bank or its Nominee shall be be entitled to subscribe for 5% of the Required Capital pursuant to the Bank Option and, subject to the Project Company's agreement, be entitled to subscribe for up to 100% of the Private Placement Shares if any such Private Placement Shares are offered to Financial Investors by the Project Company

5	No partnership or agency

Nothing in this MoU, and no action taken under this MoU:

(a)	creates a partnership;

(b)	creates a relationship of principal and agent between either of the Parties; or

(c)	otherwise authorises either Party to act for or bind the other Party.

6	Changing this Molt

Neither Party may amend, change or waive any term of this MoU without the prior written consent of the other Party.

7	Termination

7.1	Termination by mutual consent

The Parties may terminate this MoU at any time by mutual consent given in writing and signed on behalf of both Parties.

7.2	Other rights to terminate

7.2.1	Either Party may terminate this MoU if other Paity:

(a)	proposes or enters any composition or other arrangement for the benefit of its creditors or a class of creditors; or

(b)	is declared bankrupt or insolvent or any steps are taken towards its dissolution, receivership or any moratorium or other protection from its creditors.

7.2.2	Either Party may terminate this MoU if the other Party is in material breach of this Moll

7.2.2	This MoU will tern-Hi-late automatically upon the Parties' entry into the Financial Advisory Agreement

7.3	Effect of termination or expiry of this MoU

7.3.1	In the event that this MoU expires naturally at the end of its term or the MoU is terminated by mutual agreement of the Parties pursuant to Clause 7.1 or pursuant to Clause 7,2.1 or 7.2.2:

(a)	the rights and duties set out in Clauses 7 3, 9, 11, 13 14 and 15 shall survive the expiry of the MoU and shall continue to be effective and enforceable; and

(b)	the Parties may enforce rights and liabilities arising from breaches of this MoU that took place before the expiry or termination of this MoU.

7.3.2	In the event that this MoU is automatically terminated upon the Parties' entry into a Financial Advisory Agreement pursuant to Clause 7.2.3:

(a)	the rights and duties set out in Clauses 2, 4. 5, 6, 7 3, 9, 11, 13, 14 and 15 shall survive the termination of the MoU and shall continue to be effective and enforceable; and

(b)	the Parties may enforce rights and liabilities arising from breaches of this MoU that took place before the MoU terminate-d.

8	Remedies and waivers

8.1	Waiver must be in writing

If a Party breaches a term of this MoU, the rights of the other Party arising from that breach cannot be waived except:

(a)	with the express written consent of the other Party; and

(b)	to the extent set out in that consent.

Waiver of one breach does not waive or imply waiver of any further or other breach.

8.2	Rights and remedies are cumulative

The rights and remedies arising from this MoU are cumulative. They are not exclusive of any other rights or remedies provided by law or otherwise.

9	Confidentiality

9.1	Duty of confidentiality

Each Party must:

(a)	keep all Confidential Information confidential and not disclose it to any person; and

(b)	ensure that all the following do the same:

(i)	its representatives;

(ii)	each person that is an employee, agent, representative, officer, consultant, professional advisers or otherwise similarly connected with it (a "Connected Person");

(iii)	the representatives of each such Connected Person.

This duty is subject to Clause 9.2.

9.1	Allowed disclosures

A Party may disclose or allow disclosure of Confidential Information:

(a)
to its Connected Persons to the extent necessary to enable the Party to perform or enforce any of its duties or rights under this WU (and provided that they are subject to a similar duty of confidentiality); or

(b)	when disclosure is required by:

(i)	applicable law; or

(ii)	the rules or any order of any court, tribunal or agency of competent jurisdiction or any competent authority; or

(iii)	any securities exchange, or regulatory or governmental body, wherever situated:

(aa)           which has jurisdiction over it or any of its group companies; or

(bb)           to which it or any of its group companies normally submits;

whether or not a direction from that bcdy has the force of law; or

(c)	to the extent the Confidential Information has become publicly available or generally known to the public at the time of the disclosure other than as a result of a breach of this Clause 9; or

(d)	to a tax authority with jurisdiction over a Party to the extent necessary for the proper management of the taxation affairs of that Party or any of its group companies; or

(e)	if it has the prior written approval of the other Party tc the disclosure,

9.3	Continuation of duties

The duties in this Clause 9 shall continue to apply after this MoU ends without limit in time.

10	Invalidity

As long as the commercial purpose of this MoU is unaffected, the invalidity, illegality or unenforceability of any provision of this MoU shall not affect the validity, legality or enforceability of:

(a)	any other provision of this riloU under the law of that jurisdiction; or

(b)	any provision of this MoU under the law of any other jurisdiction.

11	Third party rights

11.1	No third party rights

A person who is not party to this MoU may not enforce any term of this MoU.

12	Restrictions on transfer

12.1	Scope of restrictions

This Clause applies to all rights, interests and duties under this MoU or arising from it. In it, transfer means any form of transfer, inc[uding an assignment.

12.2	Restrictions on transferring a right or interest

12.2.1
Except where indicated to the contrary in this MoU with respect to the Project Company, neither Party to this MoU shall be entitled to transfer its rights, obligations, interests or liabilities to any other person without the prior consent in writing of the other Party.

13	Notices

13.1	All notices

This Clause applies to all notices and other communications (except formal notices in legai proceedings) between the parties under this MoU (Notices). Notices must be in writing.

13.2	Delivery

Notices must be delivered by one of these methods:

(a)	by hand;

(b)	prepaid courier; or

(c)	fax

13.3	Address for notices

Notices must be addressed to the Party to be served at one of the following:

(a)	if addressed to BankMuscat, at its registered office at that time;

(b)	if addressed to JOL, at the address given at the beginning of this MoU; or

(c)	if the Party to be served has notified the other Party of any replacement address for service of Notice, at the replacement address; or

(d)	at the following fax numbers:

(i)	BanWuscat +968 - 24798220;

(ii)	JOL +1-212-563-3355

13.4	When notices take effect

A Notice delivered by hand is effective at delivery_ A Notice sent by fax is effective immediately subject to proof of successful transmission (a fax delivery report). A notice delivered by courier is effective on delivery subject to courier company confirmation.

14	Governing law

The law of the Sultanate of Oman governs this MoU and its interpretation.

15	Jurisdiction

The Parties irrevocably agree that the Oman courts shall have exclusive jurisdiction settle any dispute arising out or or in car nection with this MoU. Each Party agrees to waive any objectior to the Oman courts, whether on the grounds of venue or that the forum is not appropriate.

16	Pubricity

The Parties agree to seek each others consent before issuing any press releases to announce the execution of this Moil

17	Execution of different copies

The Parties may execute this MoU in three counterparts. Each executed counterpart constitutes an oriuinal of this MoU and all the executed counterparts together form one instrument

Signed by the Parties or their authorised representatives:

Signed for and on behalf of Journey of Light, Inc.
Signed for and on behalf of BankMuscat S.A.O,G.

Schedule

I. Scope of Work for BankMuscat as Financial Adviser

Scope	Procedures
Stage 1: Project Evaluation & Structuring	•	Understanding the objectives of the Project Company ("Developer")
	•	Review of all the Project related documents and business plan
	•	Oversight the deliverables of the real estate advisor such as the valuation report, development plan as well as assessment of Construction Costs
	•	List various risks that would be entailed during the development and operations stage of the project;
	•	Prepare a framework for mitigating the risks;
	•	Prepare a financial model based on the assumptions agreed with the Developer and identify various financing options that would be available to the project;
•
Prepare and submit advantages and disadvantages associated with alternate modes of financing viz, equity, quasi-equity/ subordinate debt, senior debt and other innovative financing instruments. The aim is to identify the right mix of financing instruments that would optimize the Project Company's returns from the project;

	•	Undertake sensitivity analysis to measure the impact of deviations in key project parameters on the project's financials;
	•	Based on inputs from the Developer, analyze the impact of phased construction and timing of sale of developed Project to maximize returns to the Project Company;
	•	Prepare a financial plan that encapsulates the Project's financing needs and recommends the most suitable financing structure to mobilize funding.
	•	Provide assistance to legal and technical advisors for the t-ansaction

Stage 2: Assistance in equity/quasi equity raising	•	Development of the Information Memorandum comprising equity term sheet, project information etc
	•	Identification and short-listing of potential investors
	•	Provide commercial inputs to the Project Company's legal advisors in drafting the Shareholders Agreement.
	•	Assume the leading role (with assistance provided by the Project Company) in marketing of the Project to potential investors
	•	Assist in investor due diligence process
	•	Negotiation and signing of agreements

Stage 3: Assistance in debt raising	•	Assume the leading role (with assistance provided by the
	•	Project Company) in finalization of lenders' base case
	•	financial model, based on finalized project agreements
	•	Assume the leading role (with assistance provided by the Project Company) in finalization of the Information Memorandum comprising Debt term sheet and other detailed information on the Project
	•	Presentation to prospective Lenders
	•	Assistance in carrying out and coordination of Lenders' due diligence
	•	Negotiation and signing of agreements

II. Fees

Pursuant to the Financial Advisory Agreement, Bank Muscat would be appointed as the sole Financial Advisor for the transaction. The proposed fee {"Fee") for the assignment would comprise of:

1.	Financial Advisory Fees : USD 200,000 payable based on the following milestones

o	Upon signing of the Financial Advisory Agreement - USD 50,000
o
Submission of a draft structuring report (the "Structuring Report") with respect to the Equity. Debt, Mezzanine Capital, Working Capital andior other debt or equity instruments as may be proposed by the Bank - USD 75,000

o	Submission of Final Structuring Report - USD 75,000

2.	Debt Raising Fee: 1.50% of the senior debt raised. The debt raising fee quote is subject to a minimum fee of USD 1,000,000

3.	Equity/Quasi equity/Capital Market Options/ Mezzanine Capital raising fees: 3.0% of the amount raised

4.	Other Terms:

The above Fee excludes Financial Advisory Expenses such as expenses for any services to be provided by outside experts such as technical experts, legal counsel, insurance experts etc. as may need to be hired by Bank Muscat in consultation with the Developer/Project Company during the Term.